Certain identified information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

FUND SERVICES AGREEMENT

Between

BOYAR VALUE FUND, INC.

and

INDEX

1. APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2. DUTIES OF UFS	2
3. FEES AND EXPENSES	2
4. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5. LIMITATION OF SHAREHOLDER AND FUND LIABILITY	6
6. EXPENSES ASSUMED BY THE FUND	6
7. REPRESENTATIONS AND WARRANTIES	7
8. CONFIDENTIALITY	7
9. PROPRIETARY INFORMATION	8
10. ADDITIONAL FUNDS AND CLASSES	9
11. ASSIGNMENT AND SUBCONTRACTING	9
12. EFFECTIVE DATE, TERM AND TERMINATION	9
13. LIAISON WITH ACCOUNTANTS/ATTORNEYS	10
14. MISCELLANEOUS	10
APPENDIX I	14
APPENDIX II	16
APPENDIX III	18
APPENDIX IV	23

BOYAR VALUE FUND, INC.

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (the “Agreement”) effective as of the 15th day of November, 2021, by and between BOYAR VALUE FUND, INC., incorporated in the State of Maryland, having its principal office and place of business at 32 West 39th Street, 9th Floor, New York, New York 10018 (the "Fund") and ULTIMUS FUND SOLUTIONS, LLC, an Ohio limited liability company having its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (“UFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Fund is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund offers shares in the series as set forth on Appendix IV attached hereto; and

WHEREAS, the Fund desires that UFS perform the services selected on Appendix IV (collectively the “Services”) for the Fund and UFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Fund and UFS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Fund, hereby appoints UFS to provide the Services to the Fund as selected in Appendix IV attached hereto, for the period and on the terms set forth in this Agreement. UFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix IV of this Agreement. A description of all the services offered by UFS is set forth on Appendices I – III.

(b)	In connection therewith the Fund has delivered to UFS copies of:

(i)	the Fund's Articles of Incorporation (“Charter”) and Bylaws (collectively, the "Organizational Documents");

(ii)	the Fund's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

(iii)	the Fund’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Fund's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

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(v)	the Fund’s current plan of distribution, if any, adopted by the Fund under Rule 12b-1 under the 1940 Act (the "Plan");

(vi)	the Fund’s investment advisory agreement;

(vii)	the Fund’s underwriting agreement;

(viii)	contact information for the Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Fund in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	The Fund shall promptly furnish UFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to UFS a copy of the resolution of the Board of Directors of the Fund (the "Board") appointing UFS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF UFS

UFS’s duties with respect to Fund Accounting, Fund Administration and Transfer Agency services are detailed in Appendices I, II and III to this Agreement.

(a)	In order for UFS to perform the Services, the Fund (i) shall cause all service providers to the Fund to furnish any and all information to UFS, and assist UFS as may be required and (ii) shall ensure that UFS has access to all records and documents maintained by the Fund or any service provider to the Fund.

(b)	UFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(c)	Whenever, in the course of performing its duties under this Agreement, UFS determines, on the basis of information supplied to UFS by the Fund, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, UFS shall promptly notify the Fund and its legal counsel of such violation.

3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by UFS to the Fund pursuant to this Agreement, the Fund, agrees to pay UFS the fees set forth in Appendix IV attached hereto. Fees will begin to accrue for the Fund on the latter of the date of this Agreement or the date UFS begins providing services to a Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. UFS will render, after the close of
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each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. UFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Fund agrees to reimburse UFS for all reasonable out-of-pocket expenses or advances incurred by UFS to perform the Services or otherwise with the . For reports, analyses and services requested in writing by the Fund and provided by UFS, not in the ordinary course, UFS shall charge hourly fees specified in Appendix IV attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the agreement date for each Fund as set forth on Appendix IV), the base and/or minimum fees enumerated in Appendix IV attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. UFS Agrees to provide the Board prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by UFS. Any fees or reimbursements due hereunder not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by UFS shall be the property of the Fund, and shall be surrendered to the Fund, at the expense of the Fund, promptly upon request by the Fund in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by UFS in the performance of its duties hereunder have been fully paid to the satisfaction of UFS. UFS agrees to maintain a back up set of Records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. UFS shall assist the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s Records. UFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

(f)	De-Conversion Fees. Upon termination of this Agreement, UFS will charge a “De-Conversion” fee to compensate UFS for providing to the Fund’s new service providers, all material records, history and data maintained by UFS under this Agreement. The amount of the De-Conversion fees are specified in Appendix IV attached hereto. In addition, UFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.
(g)	Post-Engagement Audit Support Fees. After a De-Conversion, UFS is often called upon to provide support to a fund's service provider and assist with a fund's annual audit. Services provided by UFS to accommodate a fund's request following termination of this Agreement shall be subject to UFS's standard hourly rates existing at the time of the
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request. The Fund agrees to compensate UFS, at UFS’s standard hourly rates, for accommodating such requests following termination of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of UFS. The Fund shall indemnify and hold UFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Fund’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Fund contained in this Agreement, or which arise out of the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement. The Fund shall hold UFS harmless and UFS shall not be liable for and shall be entitled to rely upon and may act upon information, advice, records, reports and requests generated by the Fund, the Fund's legal counsel and the Fund’s independent accountants. UFS shall be without liability for any action reasonably taken or omitted pursuant to this Agreement.

(b)	Indemnification of the Fund. UFS shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to UFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by UFS contained in this Agreement or which arise out of UFS’s lack of good faith, gross negligence, willful misconduct or reckless disregard of its duties with respect to UFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that UFS may be liable pursuant to Sections 4(a) and 4(b) above, UFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)	advice of the Fund, its officers, independent auditors or counsel to the Fund;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and UFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by UFS to have been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by UFS to be genuine and to have been signed or presented by the Fund or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to UFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by UFS and the Fund’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Fund;

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(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to UFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by UFS to be genuine and to have been given by the proper person or persons. UFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

UFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which UFS reasonably believes in good faith to be genuine.

At any time, UFS may apply to any officer of the Fund for instructions, and may consult with legal counsel to the Fund with respect to any matter arising in connection with the routine services to be performed by UFS under this Agreement, and UFS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. UFS agrees to consult first with the Fund’s investment adviser before engaging in any non-routine legal consultation that may result in additional legal costs to the Fund.

(d)	Errors of Others. UFS shall not be liable for the errors of other service providers to the Fund, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by UFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Fund; except or unless any UFS action or inaction is a direct cause of the error.

(e)	Reliance on Electronic Instructions. If the Fund has the ability to originate electronic instructions to UFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event UFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by UFS and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Notwithstanding any other provision of this Agreement, UFS’s maximum liability to a Fund arising out of the transactions contemplated hereby, whether arising in contract, tort
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(including, without limitation, negligence) or otherwise, shall not exceed the direct loss to such Fund. IN NO EVENT SHALL UFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR UFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Fund under this Agreement, and UFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which UFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Fund. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Fund personally, but bind only the Fund property of the Fund, as provided in the Fund’ Charter. The execution and delivery of this Agreement have been authorized by the Board of the Fund and signed by the officers of the Fund, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund as provided in its Fund’ s Charter. A copy of the Fund’ s Charter is on file with the State of Maryland.

6.	EXPENSES ASSUMED BY THE FUND

Except as otherwise specifically stated in this Agreement, UFS shall pay all expenses incurred by it in performing the Services under this Agreement. The Fund will bear out-of-pocket expenses incurred by UFS under this Agreement and all other expenses incurred in the operation of the Fund (other than those borne by the investment adviser to the Fund) including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	fees for Directors who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of the investment adviser or UFS;
(e)	Securities and Exchange Commission fees (including EDGAR filing fees);
(f)	state blue sky registration or qualification fees;
(g)	advisory fees;
(h)	charges of custodians;
(i)	transfer and dividend disbursing agents' fees;
(j)	insurance premiums;
(k)	outside auditing and legal expenses;
(l)	costs of maintaining Fund existence;
(m)	costs attributable to shareholder services, including without limitation telephone and personnel expenses;
(n)	costs of preparing and printing prospectuses for regulatory purposes;
(o)	costs of shareholders' reports, Fund meetings and related expenses;
(p)	Fund legal fees; and
(q)	any extraordinary expenses.
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7.             REPRESENTATIONS AND WARRANTIES

(a)	Representations of UFS. UFS represents and warrants to the Fund that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Ohio;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Fund. The Fund represents and warrants to UFS that:

(i)	it is a Fund duly organized and existing and in good standing under the laws of the state of Maryland;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an open-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

(vi)	the Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8.       CONFIDENTIALITY

UFS and the Fund agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that UFS may:

7

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)	release such information as permitted or required by law or approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where UFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Fund and the investment adviser to the Fund.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), UFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with UFS and provided that any such information disclosed to an affiliate of UFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

9.       PROPRIETARY INFORMATION

(a)	Proprietary Information of UFS. The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by UFS on databases under the control and ownership of UFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “UFS Proprietary Information”) of substantial value to UFS or the third party. The Fund agrees to treat all UFS Proprietary Information as proprietary to UFS and further agrees that it shall not divulge any UFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Fund. UFS acknowledges that the Shareholder list and all information related to shareholders furnished to UFS by the Fund or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Fund portfolios, arrangements with brokerage firms, compensation paid to or by the Fund, trading strategies and all such related information (collectively, Fund Proprietary Information”) constitute proprietary information of substantial value to the Fund. In no event shall UFS Proprietary Information be deemed Fund Proprietary Information or Customer Data. UFS agrees to treat all Fund Proprietary Information and Customer Data as proprietary to the Fund and further agrees that it shall not divulge any Fund Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Fund or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this section shall survive any earlier termination of this Agreement.
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10.       ADDITIONAL FUNDS AND CLASSES

In the event that the Fund establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix IV; however, either UFS or the Fund may elect not to make any such series or classes subject to this Agreement.

11.       ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of UFS. UFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, Funds, firms, individuals or associations, which may or may not be affiliated persons of UFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve UFS of its responsibilities hereunder. UFS may pay such persons for their services, but no such payment will increase fees due from the Fund hereunder.

12.       EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written and the effective date with respect to each Fund is set forth on the applicable Appendix IV attached hereto.

(b)	Term. This Agreement shall remain in effect for a period of one year from the date first written above and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)	Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement, UFS shall have no further obligation to provide Services to the Fund and all outstanding payments due from the Fund under this Agreement shall become immediately due and payable to UFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, UFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to the Fund and their shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then the parties hereto will submit to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate the Fund.

(d)	Reimbursement of UFS’s Expenses. If this Agreement is terminated with respect to a Fund, UFS shall be entitled to collect from the Fund, in addition to the compensation described under Section 3 of this Agreement, the amount of all of UFS’s reasonable labor charges and cash disbursements for services in connection with UFS’s activities in effecting such
9

termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Funds records of each Fund from its computer systems, and the delivery to the Fund and/or its designees of the Fund’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, UFS will provide the Fund with reasonable access to all Fund documents or records, if any, remaining in its possession.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13. LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a)	UFS shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. UFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

(b)	UFS shall act as liaison with the Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

14.       MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Omaha.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.
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(g)	Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable Federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

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To the Fund:	To UFS:

Mr. Mark A. Boyar

Boyar Value Fund, Inc.

32 West 39th Street, 9th Floor

New York, NY 10018

with copies to:

Sam Singh

Ultimus Fund Solutions, LLC

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022-3474

ssingh@ultimusfundsolutions.com

and

Jeffrey Skinner

Kilpatrick Townsend & Stockton LLP

1001 West Fourth Street

Winston-Salem, NC 27101

jskinner@kilpatricktownsend.com

Ultimus Fund Solutions, LLC Attn: Legal Department 4221 North 203rd Street, Suite 100 Elkhorn, NE 68022 legal@ultimusfundsolutions.com

(j)	Safekeeping. UFS shall establish and maintain facilities and procedures reasonably acceptable to the Fund for the safekeeping and control of records maintained by UFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

BOYAR VALUE FUND, INC.                                                            ULTIMUS FUND SOLUTIONS, LLC

By: _________________________                                            By: _______________________

    Gary Tenkman

   Chief Executive Officer

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Fund Services Agreement.

Boyar Asset Management, Inc.

32 West 39th Street, 9th Floor

New York, NY 10018

By: _____________________________

Name: Mark A. Boyar

Title: President

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APPENDIX I

Fund Accounting Services

With respect to the Fund electing Fund Accounting Services, UFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s Charter, Bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1)	Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Fund and its transfer agent;

2)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Fund and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)	Prepare and maintain on behalf of the Fund, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of UFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and UFS. Without limiting the generality of the foregoing, UFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:
a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)	Make such adjustments over such periods as the Fund’s administrator deems necessary, and communicates to UFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Fund and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

6)	Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:
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a.	Semi-annual financial statements;
b.	Annual form N-SAR and annual tax returns;
c.	Financial data necessary to update form N-1A; and
d.	Annual proxy statement.

7)	Provide facilities to accommodate an annual audit by the Fund’s independent accountants and, upon approval of the Fund, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from the Fund’s transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)	Periodically reconcile all appropriate data with the Fund’s custodian; and

10)	Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. UFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Fund that are in possession of UFS shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during UFS’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by UFS to the Fund or the Fund's authorized representatives. In the event the Fund designates a successor that assumes any of UFS’s obligations hereunder, UFS shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by UFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Fund maintained by UFS, UFS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. UFS shall abide by the Fund's instructions for granting or denying the inspection; provided, however, that UFS may grant the inspection without instructions from the Fund if UFS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix IV. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by UFS as set forth in this Appendix I shall be delivered to the Fund in writing.

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APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, UFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s Charter, Bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1)	Monitor the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Fund;

2)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies; and pursuant to advice from the Fund’s independent public accountants and Fund counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Fund, and assist the Fund, the Adviser and each sub-adviser to the Fund (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Fund, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Fund and UFS from time to time;

5)	In consultation with legal counsel to the Fund, the investment adviser, officers of the Fund and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and UFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

7)	Review the Fund's federal, state, and local tax returns as prepared and signed by the Fund's independent public accountants;

8)	Prepare and maintain the Fund's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for the Fund, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.	amendments to the Fund’s Registration Statement on Form N-1A;
b.	periodic reports to the Directors, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;
c.	notices pursuant to Rule 24f-2;
d.	proxy materials; and
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e.	reports to the SEC on Forms N-SAR, N-CEN, N-CSR, N-Q, N-PORT, N-23c-3 and N-PX (as applicable).

10)	Coordinate the Fund's audits and examinations by:
a.	assisting each Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)	Determine, after consultation with legal counsel for the Fund and the Fund’s investment adviser, the jurisdictions in which Shares of the Fund shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Fund shall be paid by the Fund;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

14)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

15)	Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all bills of the Fund;

16)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

17)	Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of UFS);

18)	Perform other services, recordkeeping and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix IV. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by UFS as set forth in this Appendix II shall be delivered to the Fund in writing.

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APPENDIX III

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, UFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s Agreement and Fund’s Charter and Bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1)	Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

a.	maintaining all Shareholder accounts;
b.	preparing Shareholder meeting lists;
c.	preparing and certifying direct Shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing Shareholder reports and prospectuses to current Shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders;
h.	preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; and
i.	providing account information in response to inquiries from Shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of funds operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)	As and when a Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required
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by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

6)	Effecting transfers of Shares upon receipt of appropriate instructions from Shareholders;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to Shareholders (or crediting the appropriate Shareholder accounts) payments for all distributions and dividends declared by the Fund with respect to Shares of each Fund;

9)	Receiving from Shareholders and/or debiting Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund and/or the Fund’s principal underwriter;

10)	Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Fund on a regular basis with each Fund’s total number of shares that are authorized and issued and outstanding.

Issuance of Shares.

UFS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.	an opinion of the Fund’s legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Fund shall indemnify UFS for any liability arising from the failure of the Fund to comply with such section or the rules thereunder.

The responsibility of UFS for each Fund’s state registration status is solely limited to the reporting of transactions to the Fund, and UFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws

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relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the Shareholder records maintained by UFS. In registering transfers of Shares, UFS may rely upon the Uniform Commercial Code as in effect in the State of Ohio or any other statutes that, in the opinion of UFS’s legal counsel, protect UFS and the Fund from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, UFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after UFS or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as UFS is credited with Federal Funds with respect to that check.
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Lost Shareholders.

UFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. UFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

If the Fund elects to delegate to UFS certain AML duties under this Agreement, the parties will agree to such duties and terms which may be amended from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by UFS pursuant to this Section, the Fund agrees to pay UFS for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing.

Anti-Identity Theft Delegation.

To the extent that the Fund has covered accounts that allow redemption proceeds to go to third parties, UFS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements, beginning August 1, 2009. Any out of pocket expenses occurred in this regard are due and payable by the Fund.

Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that a fund’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where, through itself or its agent, purchases or redeems shares directly from a fund, its principal underwriter or transfer agent, or through a registered clearing agency. The Fund shall ensure that its principal underwriter enters into such agreements, which permits UFS as transfer agent to request information from such financial intermediaries to insure that the Fund’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Fund’s procedures in this regard would trigger the information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the respective Fund.

Processing through the National Securities Clearing Corporation (the “NSCC”).

UFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by UFS by transmission from NSCC on

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behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by UFS; (ii) issue instructions to the Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Transfer Agency Records.

UFS shall maintain the following shareholder account information:

  name, address and United States Tax Identification or Social Security number;
  number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
  historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder’s account;
  any stop or restraining order placed against a Shareholder’s account;
  any correspondence relating to the current maintenance of a Shareholder’s account;
  information with respect to withholdings; and
  any information required in order for UFS to perform any calculations by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix IV. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by UFS as set forth in this Appendix III shall be delivered to the Fund in writing.

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APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement between The Fund and Ultimus Fund Solutions, LLC. Set forth below are the Services elected by the Fund identified on this Appendix IV along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Fund set forth on this Appendix IV is November 15, 2021.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
Boyar Value Fund	5/11/10

SELECTED SERVICES and FEES

The Fund shall pay to UFS the following fees: (all basis point fees will be calculated based upon the average net assets of the Fund for the previous month)

Fund Accounting Fees

[Omitted]

Fund Administration Fees

[Omitted]

Transfer Agency Fees

[Omitted]

Special Reports/Programming Fees

[Omitted]

Out -of-pocket Expenses*

[Omitted]

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Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information
o	Address
o	Phone Number
o	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings

Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
E-Signature capability

Fund Data Web Package

Performance Web Page

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  Comprehensive performance report hosted by UFS
    Fund performance updated nightly
    Up to 20 indexes available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
    Growth of $10,000 graph available

Holdings web page

  Fund holding updated periodically to meet fund disclosure rules hosted by UFS
    Fund holding updated periodically to meet fund disclosure rules
    Top ten report available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

  Provides historical NAV information for a specified period of time and for a specified fund
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

  Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
    Request is automatically routed online to the Shareholder Services Team at UFS for processing
    Reporting of Fulfillment requests made online or via phone available via UFS Reporting Services Tool.

UFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

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